Exhibit 10.3
AMENDMENT
THIS AMENDMENT is made as of the 20th day of April, 2011 by and between Richard Merkin (“Merkin”) and PROSPECT GLOBAL RESOURCES INC., a Nevada corporation (the “Company”). Merkin and the Company are sometimes each referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, Merkin and the Company have entered into a Note Purchase Agreement dated as of January 24, 2011 (the “Purchase Agreement”) pursuant to which the Company issued Merkin a Convertible Secured Promissory Note in the aggregate principal amount of $2,000,000 (the “Merkin Note”);
WHEREAS, the Company has been presented with an opportunity to raise $2,500,000 of additional capital through the issuance of a Convertible Secured Promissory Note in the aggregate principal amount of $2,500,000 (the “Hexagon Note”) from Hexagon Investments, LLC (“Hexagon”) which would be beneficial to the Company and its existing investors, including Merkin; and
WHEREAS, Section 5.4 of the Purchase Agreement and Section 6.2 of the Merkin Note prohibit issuance of the Hexagon Note.
NOW, THEREFORE, the Parties agree as follows:
1.
The Purchase Agreement is hereby amended by deleting Sections 5.4(a) through (f) and (h) in their entirety, replacing Section 5.4(g) in its entirety as follows and adding the following new definition of Qualified Financing to Section 1.1:

5.4(g) Sale of the Company. At any time prior to the closing of a Qualified Financing, enter into any transaction, or series of transactions, whether by merger, sale or otherwise, that results in (i) a majority of the Company’s outstanding Common Stock being owned by one or more Persons who are not holders of the Company’s outstanding Common Stock on the day hereof or (ii) the sale of all or substantially all of the Company’s assets to a Person owned by one or more Persons who are not holders of the Company’s outstanding Common Stock on the day hereof.
1.1 “Qualified Financing” means the Company’s next sale of its securities in one transaction or series of related transactions occurring on or before the maturity date of the Note for an aggregate purchase price paid to the Company of no less than $10,000,000.
2.	The Merkin Note is hereby amended by deleting Sections 6.2 (a), (c) through (f)) and (h) in their entirety and replacing Section 5 and Section 6.2(b) in their entirety as follows:
5.1 Automatic Conversion. The aggregate Principal Amount plus all accrued Interest shall automatically convert into 10,538,583 shares of Common Stock (subject to adjustment for stock splits, recapitalizations or similar events) upon the Company’s next sale of its securities in one transaction or series of related transactions occurring on or before the Maturity Date for an aggregate purchase price paid to the Company of no less than $10,000,000 (a “Qualified Financing”) if that Qualified Financing occurs prior to the Maturity Date.

5.2 Optional Conversion. On or prior to the Maturity Date, the Holder may elect, by providing written notice to the Company, to convert the aggregate Principal Amount plus all accrued Interest into 10,538,583 shares of Common Stock (subject to adjustment for stock splits, recapitalizations or similar events).
5.3 Upon conversion of this Note pursuant to Section 5.1 or 5.2, the Holder shall surrender the Note in exchange for shares representing the Common Stock.
6.2(b) Debt Incurrence. Create, incur, assume or suffer to exist any indebtedness other than the Note unless such indebtedness is pari passu or subordinated to the Note.
6.2(g) Sale of the Company. At any time prior to the closing of a Qualified Financing, enter into any transaction, or series of transactions, whether by merger, sale or otherwise, that results in (i) a majority of the Company’s outstanding Common Stock being owned by one or more Persons who are not holders of the Company’s outstanding Common Stock on the day hereof or (ii) the sale of all or substantially all of the Company’s assets to a Person owned by one or more Persons who are not holders of the Company’s outstanding Common Stock on the day hereof.
3.	Upon the closing of a Qualified Financing, the Company will pay Merkin a fee of $2,000,000 as consideration for the amendments contained herein.
4.	Except for the specific amendments set forth herein, the Purchase Agreement and the Merkin Note remain in full force and effect.
IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first above written.
PROSPECT GLOBAL RESOURCES INC.

/s/ Richard Merkin
Richard Merkin

By:	/s/ Patrick L. Avery
Name: Patrick L. Avery
Title: Chief Executive Officer